Exhibit (a)(5)(i)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The U.S. Offer (as defined below) is made only to U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934) of Shares, ORNANEs and Warrants (as each is defined below), and to all holders of ADSs (as defined below) wherever located, solely by the U.S. Offer to Purchase dated December 4, 2007 and the related ADS Letter of Transmittal and Forms of Acceptance and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of SAP France (as defined below) by Deutsche Bank Securities Inc., the Dealer Manager, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Notice of U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares
and
All Outstanding Ordinary Shares, ORNANEs
and Warrants held by U.S. Holders
of
Business Objects S.A.
at
the U.S. Dollar Equivalent of €42.00 Net Per American Depositary Share
(each American Depositary Share representing one Ordinary Share) ,
€42.00 Net Per Share,
€12.01 Net Per 2007 Warrant,
€19.69 Net Per 2006 Warrant,
€18.87 Net Per 2005 Warrant,
€24.96 Net Per 2004 Warrant,
€22.55 Net Per 2003 Warrant
and
€50.65 Net Per ORNANE
by
SAP France S.A.
a wholly-owned subsidiary of
SAP AG
SAP France S.A., a société anonyme organized under the laws of the Republic of France (“SAP France”), and a wholly owned subsidiary of SAP AG, is seeking to acquire for cash all outstanding ordinary shares, nominal value €0.10 (“Shares”), of Business Objects S.A. (“Business Objects”), including Shares represented by American depositary shares (“ADSs”), as well as all outstanding bonds convertible or exchangeable into new or existing Shares, due January 1, 2027 (“ORNANEs”) and all outstanding warrants to acquire Shares issued on June 5, 2007 (“2007 Warrants”), on July 20, 2006 (“2006 Warrants”), on July 21, 2005 (“2005 Warrants”), on June 15, 2004 (“2004 Warrants”) and on July 22, 2003 (“2003 Warrants” and collectively with the 2007 Warrants, 2006 Warrants, 2005 Warrants and 2004 Warrants, “Warrants” and collectively with the Shares, ADSs and ORNANEs, “Securities”) through concurrent offers in the United States and France (the “Offers”).
In the U.S. Offer, SAP France is seeking to acquire all outstanding ADSs and all outstanding Shares, ORNANEs and Warrants held by U.S. holders at a price of the U.S. dollar equivalent of €42.00 per ADS (as determined using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. (CET) on the business day following the expiration of the U.S. Offer or the business day following each tender of ADSs during a subsequent offering period of the U.S. Offer, as the case may be), €42.00 per Share, €12.01 per 2007 Warrant, €19.69 per 2006 Warrant, €18.87 per 2005 Warrant, €24.96 per 2004 Warrant, €22.55 per 2003 Warrant and €50.65 per ORNANE, in each case, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated December 4, 2007 and in the related ADS Letter of Transmittal and Forms of Acceptance (which, together with the U.S. Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”).
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
NEW YORK CITY TIME, ON JANUARY 15, 2008,
UNLESS THE U.S. OFFER IS EXTENDED (THE “EXPIRATION DATE”).
SAP France is seeking in a separate offer conducted in France to acquire all outstanding Shares, ORNANEs and Warrants owned by non-U.S. holders who are permitted to participate in the offer pursuant to the local laws and regulations applicable to those holders, at the same prices as offered in the U.S. Offer (the “French Offer”). Non-U.S. holders of Shares, ORNANEs and Warrants may tender their Securities only into the French Offer. U.S. holders of Shares, ORNANEs and Warrants, and all holders of ADSs, wherever the holder is located, may tender their Securities only into the U.S. Offer. In the event that the price per Share, ORNANE or Warrant to be paid in the French Offer is increased, SAP France will make a corresponding increase to the price paid per Share (including ADS), ORNANE and Warrant in the U.S. Offer.
Consummation of the Offers is conditioned on there being validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis, Securities representing at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis (the “Minimum Tender Condition”) and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the clearance of the transaction by the European Commission under article 6(1)(b) of the EC merger regulation (together, the “Antitrust Condition”). The Antitrust Condition has already been satisfied. SAP France has reserved the right to waive the Minimum Tender Condition, or, upon the Autorité des marchés financiers’s (“AMF”) prior acceptance, to reduce the Minimum Tender Condition, by filing an improved offer at least five French trading days before the close of the French Offer, in accordance with the provisions of article 232-7 of the AMF General Regulations.
Tendering holders of Securities who have Securities registered in their names and who tender directly to The Bank of New York (the “Receiving Agent”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the related ADS Letter of Transmittal and Forms of Acceptance, transfer taxes on the purchase of Securities by SAP France pursuant to the U.S. Offer. Security holders who hold their Securities through a broker, bank or other custodian should check with that institution as to whether it will charge any service fees. However, any tendering Security holder or other payee who fails to complete and sign the Substitute Form W-9 included in the ADS Letter of Transmittal or applicable Form of Acceptance may be subject to a required backup U.S. Federal income tax withholding of 28% of the gross proceeds payable to such Security holder or other payee pursuant to the U.S. Offer.
The board of directors of Business Objects has unanimously approved the Offers and determined that the financial terms of the Offers are fair to holders of Business Objects Securities, and further concluded that the Offers are in the interest of holders of Securities insofar as they represent an opportunity to benefit from immediate liquidity under fair conditions. The board of directors of Business Objects also determined that the Offers are in Business Objects’ and its employees’ interest. The board of directors of Business Objects has recommended that holders of Business Objects

Securities accept the U.S. Offer or the French Offer, as appropriate, and tender their Securities.
For purposes of the U.S. Offer, SAP France will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not properly withdrawn, if and when SAP France gives oral or written notice to the Receiving Agent of SAP France’s acceptance of such Securities for payment pursuant to the U.S. Offer. In all cases, upon the terms and subject to the conditions of the U.S. Offer, payment for Securities purchased pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for tendering Security holders for the purpose of receiving payment from SAP France and transmitting payment to validly tendering Security holders. Upon the deposit of funds with the Receiving Agent for the purpose of making payments to tendering Security holders, SAP France’s obligation to make such payment shall be satisfied.
     Under no circumstances will any interest on the purchase price for Securities be paid by SAP France regardless of any extension of the U.S. Offer or any delay in making payment for such Securities.
In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) except in the case of Warrants, certificates representing such Securities or confirmation of the book-entry transfer of such Securities into the Receiving Agent’s account at The Depository Trust Company (“DTC”) (in the case of ADSs) or the Receiving Agent’s account at BNP Paribas (in the case of Shares and ORNANEs) pursuant to the procedures set forth in Section 3 of the U.S. Offer to Purchase, (b) the applicable Form of Acceptance or ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent’s Message (as defined in Section 3 of the U.S. Offer to Purchase) in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the applicable Form of Acceptance or ADS Letter of Transmittal.
The expiration date and any extensions of the French Offer are, under French law, determined by the French stock market authority, the AMF. The AMF has the sole authority over whether to extend the period of the French Offer. SAP France has agreed that it will not unilaterally extend the U.S. Offer period, except to extend the Expiration Date of the U.S. Offer in order to coordinate the expiration dates of the U.S. Offer and the French Offer such that, as further described in the U.S. Offer to Purchase, the U.S. Offer would continue to expire three French trading days after the expiration of the French Offer. The AMF may extend the French Offer on one or more occasions. If SAP France extends the U.S. Offer or if SAP France is delayed in its acceptance for payment of or payment for the Securities or is unable to pay for the Securities pursuant to the U.S. Offer for any reason, then, subject to the applicable rules of the Securities and Exchange Commission and without prejudice to SAP France’s rights under the Offers, the Receiving Agent may retain tendered Securities, and such Securities may not be withdrawn except to the extent tendering Security holders are entitled to withdrawal rights as described in Section 4 of the U.S. Offer to Purchase.
Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which SAP France may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Securities in a manner reasonably designed to inform such holders of such change), SAP France currently intends to make announcements regarding the U.S. Offer by issuing a press release to the Dow Jones News Service.
If, as a result of the U.S. Offer and the French Offer, SAP France acquires between 50.01% and 95% of Business Objects’ total share capital and voting rights, in accordance with AMF regulations, the AMF will automatically reopen the French Offer for at least ten French trading days. If a subsequent offering period is opened for the French Offer, SAP France will provide a subsequent offering period of the same duration in the U.S. Offer. In the event of a subsequent offering period, SAP France will offer the same consideration that was offered during the initial period. Securities properly tendered during the subsequent offering period will not be permitted to be withdrawn and will be accepted without any minimum condition. See Section 4 of the U.S. Offer to Purchase for more information concerning any subsequent offering period.
Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date of the U.S. Offer and, unless theretofore accepted for payment, at any time after February 1, 2008. To be effective, a notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. In the case of ADSs, if American depositary receipts (“ADRs”) evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such ADSs have been tendered for the account of an eligible institution, as set out in Section 3 of the U.S. Offer to Purchase. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the U.S. Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear France to be credited with the withdrawn Securities. If ADRs representing the ADSs have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the Receiving Agent prior to the physical release of such ADRs.
Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will be deemed not validly tendered for purposes of the U.S. Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the U.S. Offer to Purchase.
None of SAP AG, SAP France or any of their affiliates or assigns, if any, the Dealer Manager, the Receiving Agent, the Information Agent (each as defined in the U.S. Offer to Purchase) or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by SAP France, in its sole discretion.
If there is a subsequent offering period, all Securities tendered during the subsequent offering period will be immediately accepted and promptly paid for. See Sections 1 and 4 of the U.S. Offer to Purchase for additional details.
If you hold Shares, ADSs, ORNANEs or Warrants of Business Objects as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on an exchange of the Securities for cash pursuant to the U.S. Offer or any subsequent squeeze-out transaction, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities (except to the extent such amounts are attributable to accrued but unpaid interest on the ORNANEs, which will be treated as ordinary income). Gain or loss will be calculated separately for each block of Securities tendered and purchased by SAP France pursuant to the U.S. Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering Security holder’s holding period for the securities exceeds one year. In the case of a tendering non-corporate Security holder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. The tax treatment of Securities converted into cash pursuant to any subsequent squeeze-out would be the same as the tax treatment of Securities tendered in the U.S. Offer, as discussed above. These transactions may also be taxable transactions under applicable state, local or foreign income or other tax laws. If you are not a resident of France for French tax purposes, you will generally not be subject to French tax in respect of such exchange. You should consult your tax advisor about the particular tax effects the proposed transactions will have for you. For a more complete description of certain U.S. federal income tax consequences of the U.S. Offer, see Section 6 of the U.S. Offer to Purchase.
SAP France may (but is not obligated to) waive or, upon the AMF’s prior acceptance, reduce the Minimum Tender Condition at any time on or prior to the date that is five French trading days prior to the expiration date of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those Securities into the Offers will be required to re-tender their Securities. Unless SAP France has waived the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers will not be completed. For additional information see Section 13 of the U.S. Offer to Purchase.
The U.S. Offer to Purchase, the ADS Letter of Transmittal, the Forms of Acceptances and other relevant materials will be mailed to record holders of Securities and these materials will also be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Business Objects’ Security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Securities.
The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934 is contained in the U.S. Offer to Purchase and is incorporated herein by reference.
The U.S. Offer to Purchase and the related Forms of Acceptance and ADS Letter of Transmittal and Business Objects’ Solicitation/Recommendation Statement on Schedule 14D-9 contain important information which should be read carefully and in its entirety before any decision is made with respect to the U.S. Offer.
Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the U.S. Offer to Purchase, ADS Letter of Transmittal, Forms of Acceptance and other materials may be directed to the Information Agent, and will be furnished promptly at SAP France’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. SAP France will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Securities pursuant to the U.S. Offer.
The Information Agent for the U.S. Offer is:
Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
North America Toll Free Number: (866) 574-4069
Outside North America Collect: (212) 440-9800
European Toll Free Number: 00800 6570 6570
European Collect: +44 (0) 117 378 6015
The Dealer Manager for the U.S. Offer is:
Deutsche Bank Securities Inc.
Mailstop: 60W-42-093
60 Wall Street
New York, NY 10005
Call Toll Free: (877) 221-7676
December 4, 2007